Exhibit 99.1

PRESS RELEASE

ASPEN REPORTS RESULTS FOR QUARTER ENDED JUNE 30, 2018
Annualized Operating Return on Equity of 8.4% for the Second Quarter 2018 and 8.8% for First Half 2018
Annualized Net Income Return on Equity of (4.0)% for the Second Quarter 2018 and 0.1% for First Half 2018

Hamilton, Bermuda, August 1, 2018 - Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) reported today a net loss after tax of $(14.7) million, or $(0.38) per diluted ordinary share, and operating income after tax of $56.3 million, or $0.80 per diluted ordinary share, for the second quarter of 2018.

Chris O’Kane, Chief Executive Officer, commented: “Aspen’s second quarter results demonstrate ongoing execution of our plan to enhance performance. This included the continued successful repositioning of Aspen Insurance, which had its second consecutive record quarter in terms of gross written premium, another quarter of solid results and pricing discipline at Aspen Re and significant progress in the implementation of our Operational Effectiveness and Efficiency program. In addition, we reduced debt leverage through the partial redemption of our senior notes.”(1)

____________________
Non-GAAP financial measures are used throughout this release as defined at the end of this press release.
(1) Refer to "Forward-looking Statements Safe Harbor" at the end of this press release.

Operating highlights for the quarter ended June 30, 2018

•	Gross written premiums of $853.8 million in the second quarter of 2018, an increase of 3.9% compared with $822.1 million in the second quarter of 2017

◦	Insurance: Gross written premiums of $527.8 million, an increase of 8.5% compared with $486.5 million in the second quarter of 2017 due to growth across all sub-segments

◦
Reinsurance: Gross written premiums of $326.0 million, a decrease of 2.9% compared with $335.6 million in the second quarter of 2017 due to a decrease in Specialty sub-segment premiums which was partially offset by growth in all other sub-segments

•
Net written premiums of $486.0 million in the second quarter of 2018, a decrease of 16.0% compared with $578.7 million in the second quarter of 2017 as Aspen continues to make increased use of ceded reinsurance. The retention ratio in the second quarter of 2018 was 56.9% compared with 70.4% in the second quarter of 2017

◦
Insurance: Net written premiums of $219.1 million, a decrease of 25.3% compared with $293.2 million in the second quarter of 2017, due primarily to the increased use of quota share reinsurance. The retention ratio in the second quarter of 2018 was 41.5% compared with 60.3% in the second quarter of 2017

◦
Reinsurance: Net written premiums of $266.9 million, a decrease of 6.5% compared with $285.5 million in the second quarter of 2017. As disclosed previously, Aspen no longer cedes business via Silverton and accounts for such business in the same way as other third party reinsurance. This change reduced net written premiums in the second quarter of 2018 by $13.7 million. The retention ratio in the second quarter of 2018 was 81.9% compared with 85.1% in the second quarter of 2017

•
Loss ratio of 59.7% in the second quarter of 2018 compared with 61.6% in the second quarter of 2017. The loss ratio included pre-tax catastrophe losses of $18.2 million, or 3.5 percentage points, net of reinsurance recoveries, in the second quarter of 2018 compared with $37.4 million, or 6.7 percentage points, in the second quarter of 2017

◦
Insurance: Loss ratio of 62.2% compared with 66.9% in the second quarter of 2017. The loss ratio included pre-tax catastrophe losses of $8.1 million, or 3.5 percentage points, net of reinsurance recoveries, in the second quarter of 2018 primarily as a result of weather-related events in the U.S. and U.K. Pre-tax catastrophe losses, net of reinsurance recoveries, totaled $27.1 million, or 9.4 percentage points, in the second quarter of 2017

◦
Reinsurance: Loss ratio of 57.8% compared with 56.0% in the second quarter of 2017. The loss ratio included pre-tax catastrophe losses of $10.1 million, or 3.5 percentage points, net of reinsurance recoveries, in the second quarter of 2018 primarily as a result of weather-related events in the U.S. Pre-tax catastrophe losses, net of reinsurance recoveries, totaled $10.3 million, or 3.8 percentage points, in the second quarter of 2017

•
Net favorable development on prior year loss reserves of $42.5 million benefited the loss ratio by 8.2 percentage points in the second quarter of 2018. Prior year net favorable reserve development of $48.7 million benefited the loss ratio by 8.7 loss ratio points in the second quarter of 2017

◦
Insurance: Prior year net favorable reserve development of $11.0 million benefited the loss ratio by 4.8 percentage points in the second quarter of 2018 and reflected releases, primarily from short-tail lines, including favorable development from first half of 2017 natural catastrophes. Prior year net favorable development of $16.1 million benefited the loss ratio by 5.6 percentage points in the second quarter of 2017

◦
Reinsurance: Prior year net favorable reserve development of $31.5 million benefited the loss ratio by 10.9 percentage points in the second quarter of 2018 and reflected releases, primarily from short-tail lines, including favorable development from 2017 natural catastrophes. Prior year net favorable development of $32.6 million benefited the loss ratio by 12.0 percentage points in the second quarter of 2017

•	Accident year net loss ratio excluding catastrophes was 64.4% in the second quarter of 2018 compared with 63.6% in the second quarter of 2017

◦
Insurance: Accident year loss ratio excluding catastrophes was 59.2% on a gross basis and 63.5% on a net basis in the second quarter of 2018 compared with 63.6% and 63.1%, respectively, in the second quarter of 2017

◦
Reinsurance: Accident year loss ratio excluding catastrophes was 58.4% on a gross basis and 65.2% on a net basis in the second quarter of 2018 compared with 61.6% and 64.2%, respectively in the second quarter of 2017. As a result of the change in treatment of business ceded via Aspen Capital Markets, on a like-for-like basis, the net ratio would have been 61.6%. The second quarter of 2018 net ratio also included 4.6 percentage points of large losses from a dam collapse and a fire-related loss

•
Total expense ratio of 37.7% and total expense ratio (excluding amortization and non-recurring expenses) of 36.0% in the second quarter of 2018 compared with 38.4% and 38.1%, respectively, in the second quarter of 2017

◦	The policy acquisition expense ratio decreased to 16.5% in the second quarter of 2018 from 17.1% in the second quarter of 2017

◦
General and administrative expenses (excluding amortization and non-recurring expenses) decreased to $101.1 million in the second quarter of 2018 from $117.8 million in the second quarter of 2017. The general and administrative expense ratio (excluding amortization and non-recurring expenses) decreased to 19.5% from 21.0% in the second quarter of 2017

◦	Aspen recorded $8.6 million of expenses related to its operational effectiveness and efficiency program in the second quarter of 2018

•
Net (loss) after tax of $(14.7) million, or $(0.38) per diluted ordinary share, in the second quarter of 2018 compared with net income of $75.8 million, or $1.07 per diluted ordinary share, in the second quarter of 2017. Net (loss) income in the second quarter of 2018 included $(20.7) million of net realized and unrealized investment losses and $(40.9) million of net realized and unrealized foreign exchange (losses) compared with $42.0 million of net realized and unrealized investment gains and $(3.0) million of net realized and unrealized foreign exchange (losses) in the second quarter of 2017. Net (loss) income in the second quarter of 2018 also included an $8.6 million make-whole payment associated with the partial redemption of Aspen's 6.0% Senior Notes due 2020

•
Operating income after tax of $56.3 million, or $0.80 per diluted ordinary share, in the second quarter of 2018 compared with operating income of $39.2 million, or $0.47 per diluted ordinary share, in the second quarter of 2017

•
Annualized net income return on average equity of (4.0)% and annualized operating return on average equity of 8.4% for the quarter ended June 30, 2018 compared with 8.8% and 4.0%, respectively, for the second quarter of 2017

Operating highlights for the six months ended June 30, 2018

•	Gross written premiums increased by 8.3% to $1,970.6 million in the first half of 2018 compared with $1,820.1 million in the first half of 2017

•
Net written premiums decreased by 11.3% to $1,121.5 million in the first half of 2018 compared with $1,264.9 million in the first half of 2017. The retention ratio in the first half of 2018 was 56.9% compared with 69.5% in the first half of 2017

•
Loss ratio of 58.9% for the first half of 2018 compared with 59.0% for the first half of 2017. The loss ratio included $42.4 million, or 4.0 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries, in the first half of 2018. This compared with $66.5 million, or 5.8 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries, in the first half of 2017

•
Net favorable development on prior year loss reserves of $80.2 million benefited the loss ratio by 7.6 percentage points in the first half of 2018. In the first half of 2017, net favorable development of $74.9 million benefited the loss ratio by 6.6 percentage points

•	Accident year loss ratio excluding catastrophes of 62.5% for the first half of 2018 compared with 59.8% for the first half of 2017

•
Total expense ratio of 38.8% and total expense ratio (excluding amortization and non-recurring expenses) of 36.7% for the first half of 2018 compared with 39.5% and 39.1%, respectively, for the first half of 2017, reflecting decreases in both the policy acquisition expense ratio and the general and administrative expense ratio

◦	Aspen recorded $20.4 million of expenses related to its operational effectiveness and efficiency program in the first six months of 2018

•
Net income after tax of $16.1 million or $0.01 per diluted ordinary share (adjusted for preference shares dividends and non-controlling interest) for the six months ended June 30, 2018 compared with net income of $172.3 million, or $2.43 per diluted ordinary share, for the six months ended June 30, 2017. Net income in the first half of 2018 included $(58.4) million of net realized and unrealized investment (losses) and $(22.1) million of net realized and unrealized foreign exchange (losses) compared with net realized and unrealized investment gains of $88.2 million and $(8.8) million of net realized and unrealized foreign exchange (losses) in the first half of 2017. Net income in the first half of 2018 also included an $8.6 million make-whole payment associated with the partial redemption of Aspen's 6.0% Senior Notes due 2020

•
Operating income after tax of $119.3 million, or $1.71 per diluted ordinary share, for the six months ended June 30, 2018 compared with operating income of $99.0 million, or $1.27 per diluted ordinary share, for the six months ended June 30, 2017

•
Annualized net income return on average equity of 0.1% and annualized operating return on average equity of 8.8% for the first half of 2018 compared with 10.2% and 5.4%, respectively, for the first half of 2017

Investment performance

•	Investment income of $50.4 million in the second quarter of 2018 compared with $47.4 million in the second quarter of 2017

•
The total return on Aspen’s aggregate investment portfolio was flat for the three months ended June 30, 2018 and reflects net realized and unrealized gains and losses mainly in the fixed income portfolio

•
Aspen’s investment portfolio is comprised primarily of high quality fixed income securities with an average credit quality of “AA-”. The average duration of the fixed income portfolio was 3.9 years as at June 30, 2018

•	Book yield on the fixed income portfolio as at June 30, 2018 was 2.63% compared with 2.56% as at December 31, 2017

Capital and Debt

•	Total shareholders’ equity was $2.8 billion as at June 30, 2018

•	Diluted book value per share was $38.21 as at June 30, 2018, down 4.7% from December 31, 2017 primarily due to realized and unrealized investment losses in the first half of 2018

•
On June 18, 2018, Aspen partially redeemed its outstanding 6.0% Senior Notes due 2020. The Company redeemed $125 million in aggregate principal amount and incurred a make-whole payment of $8.6 million associated with the partial redemption

Earnings conference call and webcast

Aspen will host a conference call to discuss the results at 8:00 am (ET) on Thursday, August 2, 2018.

To participate in the August 2 conference call by phone
Please call to register at least 10 minutes before the conference call begins by dialing:

+1 (844) 378 6481 (US toll free) or
+1 (412) 542 4176 (international)
Conference ID 10120903
To listen live online
Aspen will provide a live webcast on Aspen’s website at www.aspen.co.
To download the materials
The earnings press release and a detailed financial supplement will also be published on Aspen’s website at www.aspen.co.

To listen later
A replay of the call will be available approximately two hours after the end of the live call for 14 days via phone. To listen to the replay by phone please dial:

+1 (877) 344 7529 (US toll free) or
+1 (412) 317 0088 (international)
Replay ID 10120903
The webcast will be also available at www.aspen.co on the Event Calendar page within the Investor Relations section.
For further information please contact

Investors
Mark Jones, Senior Vice President, Investor Relations, Aspen
mark.p.jones@aspen.co
+1 (646) 289 4945

Media
Steve Colton, Group Head of Communications, Aspen
steve.colton@aspen.co
+44 20 7184 8337

Aspen Insurance Holdings Limited
Summary consolidated balance sheet (unaudited)
$ in millions, except per share data

	As at June 30, 2018	As at December 31, 2017

ASSETS
Total investments	$6,984.3	$7,633.0
Cash and cash equivalents	1,070.7	1,054.8
Reinsurance recoverables	2,381.2	2,030.7
Premiums receivable	1,725.2	1,496.5
Other assets	713.3	691.4
Total assets	$12,874.7	$12,906.4

LIABILITIES
Losses and loss adjustment expenses	$6,532.8	$6,749.5
Unearned premiums	2,087.2	1,820.8
Other payables	981.8	813.9
Silverton loan notes	20.3	44.2
Long-term debt	424.6	549.5
Total liabilities	$10,046.7	$9,977.9

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	2,828.0	2,928.5
Total liabilities and shareholders’ equity	$12,874.7	$12,906.4

Book value per share	$38.75	$40.59
Diluted book value per share (treasury stock method)	$38.21	$40.10

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Three Months Ended
	June 30, 2018	June 30, 2017
UNDERWRITING REVENUES
Gross written premiums	$853.8	$822.1
Premiums ceded	(367.8)	(243.4)
Net written premiums	486.0	578.7
Change in unearned premiums	33.5	(16.7)
Net earned premiums	519.5	562.0
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	310.4	346.1
Amortization of deferred policy acquisition costs	85.9	96.3
General, administrative and corporate expenses	101.1	117.8
Total underwriting expenses	497.4	560.2

Underwriting income including corporate expenses	22.1	1.8

Net investment income	50.4	47.4
Interest expense	(7.6)	(7.4)
Other (expenses)	(1.8)	(1.7)
Total other revenue	41.0	38.3

Amortization and non-recurring expenses	(9.1)	(2.1)
Net realized and unrealized exchange (losses)	(40.9)	(3.0)
Net realized and unrealized investment (losses) gains (1)	(20.7)	42.0
Realized (loss) on debt extinguishment	(8.6)	—
(LOSS) INCOME BEFORE TAX	(16.2)	77.0
Income tax credit (expense)	1.5	(1.2)
NET (LOSS) INCOME AFTER TAX	(14.7)	75.8
Dividends paid on ordinary shares	(14.3)	(14.4)
Dividends paid on preference shares	(7.6)	(10.5)
Proportion due to non-controlling interest	(0.1)	(0.1)
Retained (loss) income	$(36.7)	$50.8

Loss ratio	59.7%	61.6%
Policy acquisition expense ratio	16.5%	17.1%
General, administrative and corporate expense ratio	21.2%	21.3%
General, administrative and corporate expense ratio (excluding amortization and non-recurring expenses)	19.5%	21.0%
Expense ratio	37.7%	38.4%
Expense ratio (excluding amortization and non-recurring expenses)	36.0%	38.1%
Combined ratio	97.4%	100.0%
Combined ratio (excluding amortization and non-recurring expenses)	95.7%	99.7%

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Six Months Ended
	June 30, 2018	June 30, 2017
UNDERWRITING REVENUES
Gross written premiums	$1,970.6	$1,820.1
Premiums ceded	(849.1)	(555.2)
Net written premiums	1,121.5	1,264.9
Change in unearned premiums	(68.5)	(121.8)
Net earned premiums	1,053.0	1,143.1
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	620.6	674.3
Amortization of deferred policy acquisition costs	176.7	210.0
General, administrative and corporate expenses	210.0	236.9
Total underwriting expenses	1,007.3	1,121.2

Underwriting income including corporate expenses	45.7	21.9

Net investment income	97.7	95.1
Interest expense	(15.0)	(14.8)
Other income (expenses)	0.1	(1.0)
Total other revenue	82.8	79.3

Amortization and non-recurring expenses	(21.2)	(4.3)
Net realized and unrealized exchange (losses)	(22.1)	(8.8)
Net realized and unrealized investment (losses) gains (1)	(58.4)	88.2
Realized (loss) on debt extinguishment	(8.6)	—
INCOME BEFORE TAX	18.2	176.3
Income tax expense	(2.1)	(4.0)
NET INCOME AFTER TAX	16.1	172.3
Dividends paid on ordinary shares	(28.6)	(27.6)
Dividends paid on preference shares	(15.2)	(21.0)
Preference share redemption costs	—	(2.4)
Proportion due to non-controlling interest	(0.3)	(0.2)
Retained (loss) income	$(28.0)	$121.1

Loss ratio	58.9%	59.0%
Policy acquisition expense ratio	16.8%	18.4%
General, administrative and corporate expense ratio	22.0%	21.1%
General, administrative and corporate expense ratio (excluding amortization and non-recurring expenses)	19.9%	20.7%
Expense ratio	38.8%	39.5%
Expense ratio (excluding amortization and non-recurring expenses)	36.7%	39.1%
Combined ratio	97.7%	98.5%
Combined ratio (excluding amortization and non-recurring expenses)	95.6%	98.1%

Aspen Insurance Holdings Limited
Operating income reconciliation (unaudited)
$ in millions, except per share amounts

	Three Months Ended		Six Months Ended
(in US$ millions except where stated)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Net (loss) income as reported	$(14.7)	$75.8	$16.1	$172.3
Change in redemption value of preference shares	—	—	—	(2.4)
Net change attributable to non-controlling interest	(0.1)	(0.1)	(0.3)	(0.2)
Preference share dividends	(7.6)	(10.5)	(15.2)	(21.0)
Net (loss) income available to ordinary shareholders	(22.4)	65.2	0.6	148.7
Add (deduct) after tax income:
Net foreign exchange losses	32.6	3.0	17.2	8.1
Net realized losses (gains) on investments	20.3	(41.4)	58.1	(85.2)
Net realized loss on debt extinguishment	8.6	—	8.6	—
Change in redemption value of preference shares	—	—	—	2.4
Amortization and non-recurring expenses	9.5	1.8	19.3	3.8
Operating income after tax available to ordinary shareholders	48.6	28.6	103.8	77.8
Tax expense on operating income	6.8	0.9	9.2	2.2
Operating income before tax available to ordinary shareholders	$55.4	$29.5	$113.0	$80.0

Basic earnings per ordinary share
Net (loss) income adjusted for preference share dividends and non-controlling interest	$(0.38)	$1.09	$0.01	$2.48
Add (deduct) after tax income:
Net foreign exchange losses	0.55	0.05	0.29	0.13
Net realized losses (gains) on investments	0.34	(0.69)	0.97	(1.42)
Net realized loss on debt extinguishment	0.14	—	0.14	—
Change in redemption value of preference shares	—	—	—	0.04
Amortization and non-recurring expenses	0.16	0.03	0.32	0.06
Operating income adjusted for preference shares dividends and non-controlling interest	$0.81	$0.48	$1.73	$1.29

Diluted earnings per ordinary share
Net (loss) income adjusted for preference share dividends and non-controlling interest	$(0.38)	$1.07	$0.01	$2.43
Add (deduct) after tax income:
Net foreign exchange losses	0.54	0.05	0.28	0.13
Net realized losses (gains) on investments	0.34	(0.68)	0.96	(1.39)
Net realized loss on debt extinguishment	0.14	—	0.14	—
Change in redemption value of preference shares	—	—	—	0.04
Amortization and non-recurring expenses	0.16	0.03	0.32	0.06
Operating income adjusted for preference shares dividends and non-controlling interest	$0.80	$0.47	$1.71	$1.27

The basic and diluted number of ordinary shares for the three months ended June 30, 2018 is the same, as the inclusion of dilutive securities in a loss-making period would be anti-dilutive.

Aspen Insurance Holdings Limited
Summary consolidated financial data (unaudited)
$ except share amounts

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Basic earnings per ordinary share
Net (loss) income adjusted for preference share dividend and non-controlling interest	($0.38)	$1.09	$0.01	$2.48
Operating income adjusted for preference share dividend and non-controlling interest	$0.81	$0.48	$1.73	$1.29
Diluted earnings per ordinary share
Net (loss) income adjusted for preference share dividend and non-controlling interest	($0.38)	$1.07	$0.01	$2.43
Operating income adjusted for preference share dividend and non-controlling interest	$0.80	$0.47	$1.71	$1.27

Weighted average number of ordinary shares outstanding (in millions) (1)	59.672	59.966	59.609	59.915

Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	59.672	61.023	60.528	61.096

Book value per ordinary share	$38.75	$49.34	$38.75	$49.34
Diluted book value per ordinary share (treasury stock method)	$38.21	$48.64	$38.21	$48.64

Ordinary shares outstanding at end of the period (in millions)	59.688	59.844	59.688	59.844

Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)	60.534	60.712	60.534	60.712

(1)	The basic and diluted number of ordinary shares for the three months ended June 30, 2018 is the same, as the inclusion of dilutive securities in a loss-making period would be anti-dilutive.

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Three Months Ended June 30, 2018			Three Months Ended June 30, 2017
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$326.0	$527.8	$853.8	$335.6	$486.5	$822.1
Net written premiums	266.9	219.1	486.0	285.5	293.2	578.7
Gross earned premiums	366.2	479.3	845.5	320.6	429.1	749.7
Net earned premiums	289.0	230.5	519.5	272.7	289.3	562.0
Losses and loss adjustment expenses	167.0	143.4	310.4	152.6	193.5	346.1
Amortization of deferred policy acquisition expenses	62.8	23.1	85.9	53.4	42.9	96.3
General and administrative expenses	27.9	57.2	85.1	40.7	65.7	106.4
Underwriting income	$31.3	$6.8	$38.1	$26.0	$(12.8)	$13.2

Net investment income			50.4			47.4
Net realized and unrealized investment (losses) gains			(20.7)			42.0
Realized (loss) on debt extinguishment			(8.6)			—
Corporate expenses			(16.0)			(11.4)
Amortization and non-recurring expenses (1)			(9.1)			(2.1)
Other (expenses) (2)			(1.8)			(1.7)
Interest expense			(7.6)			(7.4)
Net realized and unrealized foreign exchange (losses)(3)			(40.9)			(3.0)
Income before tax			$(16.2)			$77.0
Income tax credit (expense)			1.5			(1.2)
Net (loss) income			$(14.7)			$75.8

Ratios
Loss ratio	57.8%	62.2%	59.7%	56.0%	66.9%	61.6%
Policy acquisition expense ratio	21.7%	10.0%	16.5%	19.6%	14.8%	17.1%
General and administrative expense ratio (4)	9.7%	24.8%	21.2%	14.9%	22.7%	21.3%
General and administrative expense ratio (excluding amortization and non-recurring expenses) (4)	9.7%	24.8%	19.5%	14.9%	22.7%	21.0%
Expense ratio	31.4%	34.8%	37.7%	34.5%	37.5%	38.4%
Expense ratio (excluding amortization and non-recurring expenses)	31.4%	34.8%	36.0%	34.5%	37.5%	38.1%
Combined ratio	89.2%	97.0%	97.4%	90.5%	104.4%	100.0%
Combined ratio (excluding amortization and non-recurring expenses)	89.2%	97.0%	95.7%	90.5%	104.4%	99.7%
Accident Year Ex-cat Loss Ratio
Loss ratio	57.8%	62.2%	59.7%	56.0%	66.9%	61.6%
Prior year loss development	10.9%	4.8%	8.2%	12.0%	5.6%	8.7%
Catastrophe losses	(3.5)%	(3.5)%	(3.5)%	(3.8)%	(9.4)%	(6.7)%
Accident year ex-cat loss ratio	65.2%	63.5%	64.4%	64.2%	63.1%	63.6%
(1) Amortization and non-recurring expenses in the second quarter of 2018 included $8.6 million of expenses related to the operational effectiveness and efficiency program
(2) Other (expenses) income in the second quarter of 2018 and second quarter of 2017 included expenses of $3.4 million and $3.3 million, respectively, related to a change in the fair value of loan notes issued by Silverton Re
(3) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(4) Total group general and administrative expense ratio includes the impact from corporate and amortization and non-recurring expenses

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Six Months Ended June 30, 2018			Six Months Ended June 30, 2017
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$949.5	$1,021.1	$1,970.6	$900.9	$919.2	$1,820.1
Net written premiums	691.9	429.6	1,121.5	733.7	531.2	1,264.9
Gross earned premiums	741.2	946.9	1,688.1	648.2	852.8	1,501.0
Net earned premiums	571.5	481.5	1,053.0	550.2	592.9	1,143.1
Losses and loss adjustment expenses	333.9	286.7	620.6	295.7	378.6	674.3
Amortization of deferred policy acquisition expenses	118.7	58.0	176.7	112.9	97.1	210.0
General and administrative expenses	59.5	120.8	180.3	84.6	127.5	212.1
Underwriting income (loss)	$59.4	$16.0	$75.4	$57.0	$(10.3)	$46.7

Net investment income			97.7			95.1
Net realized and unrealized investment (losses) gains			(58.4)			88.2
Realized (loss) on debt extinguishment			(8.6)			—
Corporate expenses			(29.7)			(24.8)
Amortization and non-recurring expenses (1)			(21.2)			(4.3)
Other income (expenses) (2)			0.1			(1.0)
Interest expense			(15.0)			(14.8)
Net realized and unrealized foreign exchange (losses) (3)			(22.1)			(8.8)
Income before tax			$18.2			$176.3
Income tax expense			(2.1)			(4.0)
Net income			$16.1			$172.3

Ratios
Loss ratio	58.4%	59.5%	58.9%	53.7%	63.9%	59.0%
Policy acquisition expense ratio	20.8%	12.0%	16.8%	20.5%	16.4%	18.4%
General and administrative expense ratio (4)	10.4%	25.1%	22.0%	15.4%	21.5%	21.1%
General and administrative expense ratio (excluding amortization and non-recurring expenses) (4)	10.4%	25.1%	19.9%	15.4%	21.5%	20.7%
Expense ratio	31.2%	37.1%	38.8%	35.9%	37.9%	39.5%
Expense ratio (excluding amortization and non-recurring expenses)	31.2%	37.1%	36.7%	35.9%	37.9%	39.1%
Combined ratio	89.6%	96.6%	97.7%	89.6%	101.8%	98.5%
Combined ratio (excluding amortization and non-recurring expenses)	89.6%	96.6%	95.6%	89.6%	101.8%	98.1%
Accident Year Ex-cat Loss Ratio
Loss ratio	58.4%	59.5%	58.9%	53.7%	63.9%	59.0%
Prior year loss development	6.8%	8.6%	7.6%	9.8%	3.6%	6.6%
Catastrophe losses	(4.4)%	(3.6)%	(4.0)%	(6.3)%	(5.3)%	(5.8)%
Accident year ex-cat loss ratio	60.8%	64.5%	62.5%	57.2%	62.2%	59.8%
(1) Amortization and non-recurring expenses in the first half of 2018 included $20.4 million of expenses related to the operational effectiveness and efficiency program
(2) Other income (expenses) in the first half of 2018 and first half of 2017 included expenses of $2.4 million and $6.2 million, respectively, related to a change in the fair value of loan notes issued by Silverton Re
(3) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(4) Total group general and administrative expense ratio includes the impact from corporate and amortization and non-recurring expenses

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Australia, Bermuda, Canada, Ireland, Singapore, Switzerland, the United Arab Emirates, the United Kingdom and the United States. For the year ended December 31, 2017, Aspen reported $12.9 billion in total assets, $6.7 billion in gross reserves, $2.9 billion in total shareholders’ equity and $3.4 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” by Standard & Poor’s Financial Services LLC (“S&P”), an “A” (“Excellent”) by A.M. Best Company Inc. (“A.M. Best”) and an “A2” by Moody’s Investors Service, Inc. (“Moody’s”).

For more information about Aspen, please visit www.aspen.co.

(1)    Forward-looking Statements Safe Harbor
This press release contains written, and Aspen’s earnings conference call will contain oral, “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements. Aspen believes these factors include, but are not limited to: the actual development of losses and expenses impacting estimates for the Northern and Southern California wildfires that occurred in the fourth quarter of 2017 and Hurricanes Harvey, Irma and Maria and the earthquakes in Mexico that occurred in the third quarter of 2017; the impact of complex and unique causation and coverage issues associated with the attribution of losses to wind or flood damage or other perils such as fire or business interruption relating to such events; potential uncertainties relating to reinsurance recoveries, reinstatement premiums and other factors inherent in loss estimation; our ability to successfully develop and execute our operating effectiveness and efficiency program; our ability to successfully implement steps to further optimize the business portfolio, ensure capital efficiency and enhance investment returns; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the assumptions and uncertainties underlying reserve levels that may be impacted by future payments for settlements of claims and expenses or by other factors causing adverse or favorable development, including our assumptions on inflation costs associated with long-tail casualty business which could differ materially from actual experience; the United Kingdom’s decision to withdraw from the European Union; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; decreased demand for our insurance or reinsurance products; cyclical changes in the insurance and reinsurance industry; the models we use to assess our exposure to losses from future catastrophes contain inherent uncertainties and our actual losses may differ significantly from expectations; our capital models may provide materially different indications than actual results; increased competition from existing (re)insurers and from alternative capital providers and insurance-linked funds and collateralized special purpose insurers on the basis of pricing, capacity, coverage terms, new capital, binding authorities to brokers or other factors and the related demand and supply dynamics as contracts come up for renewal; our ability to execute our business plan to enter new markets, introduce new products and teams and develop new distribution channels, including their integration into our existing operations; our acquisition strategy; changes in market conditions in the agriculture industry, which may vary depending upon demand for agricultural products, weather, commodity prices, natural disasters, and changes in legislation and policies related to agricultural products and producers; termination of, or changes in, the terms of the U.S. Federal Multiple Peril Crop Insurance Program or the U.S. Farm Bill, including modifications to the Standard Reinsurance Agreement put in place by the Risk Management Agency of the U.S. Department of Agriculture; the recent consolidation in the (re)insurance industry; loss of one or more of our senior underwriters or key personnel; our ability to exercise capital management initiatives, including capital available to pursue our share repurchase program at various levels or to declare dividends, or to arrange banking facilities as a result of prevailing market conditions, the level of catastrophes or other losses or changes in our financial results; changes in general economic conditions, including inflation, deflation, foreign currency exchange rates, interest rates and other factors that could affect our financial results; changes in general economic conditions, including inflation, deflation, foreign currency exchange rates, interest rates and other factors that could affect our financial results; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; the risks associated with the management of capital on behalf of investors; a failure in our operational systems or infrastructure or those of third parties, including those caused by security breaches or cyber attacks; evolving issues with respect to interpretation of coverage after major loss events; our ability to adequately model and price the effects of climate cycles and climate change; any intervening legislative or governmental action and changing judicial interpretation and judgments on insurers’ liability to various risks; the risks related to litigation; the effectiveness of our risk management loss limitation methods, including our reinsurance purchasing; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in the total industry losses or our share of total industry losses resulting from events, such as catastrophes, that have occurred in prior years or may occur and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of one or more large losses from events other than catastrophes or by an unexpected accumulation of attritional losses and deterioration in loss estimates; the impact of acts of terrorism, acts of war and related legislation; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; the continuing and uncertain impact of the current depressed lower growth economic environment in many of the countries in which we operate; our reliance on information and technology and third-party service providers for our operations and systems; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; the failure of our reinsurers, policyholders, brokers or other intermediaries to honor their payment obligations; our reliance on the assessment and pricing of individual risks by third parties; our dependence on a few brokers for a large portion of our revenues; changes in the U.S. federal income tax laws or regulations applicable to insurance companies and the manner in which such laws and regulations are interpreted; the impact of U.S. tax reform on Aspen’s business, investments, results and assets, including (i) changes to the valuation of deferred tax assets and liabilities, (ii) the impact on intra-group reinsurance transactions, (iii)  that the costs associated with U.S. tax reform may be greater than initially expected, and (iv) the risk that technical corrections, regulations and supplemental legislation and future interpretations or applications thereof or other changes may be issued in the future, including the rules affecting the valuation of deferred tax assets; changes in government regulations or tax laws in jurisdictions where we conduct business; changes in accounting principles or policies or in the application of such accounting principles or policies; increased counterparty risk due to the credit impairment of financial institutions; and Aspen or Aspen Bermuda Limited becoming subject to income taxes in the United States or the United Kingdom. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the U.S. Securities and Exchange Commission (the “SEC”).  Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimate represents a distribution from our internal capital model for reserving risk based on our current state of knowledge and explicit and implicit assumptions relating to the incurred pattern of claims, the expected ultimate settlement amount, inflation and dependencies between lines of business. Due to the complexity of factors contributing to losses and the preliminary nature of the information used to prepare estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amounts.

Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures.” Management believes these non-GAAP financial measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measure is included in the financial supplement or this release. Aspen’s financial supplement, which was furnished with the SEC on Form 8-K on August 1, 2018, can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Operating ROE is calculated using operating income, as defined below, and average equity is calculated as the arithmetic average on a monthly basis for the stated periods of shareholders’ equity excluding the aggregate value of the liquidation preferences of our preference shares net of issuance costs and the total amount of non-controlling interest. Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. Please see page 22 of Aspen’s financial supplement for a reconciliation of net income to operating income and page 7 for a reconciliation of average shareholders’ equity to average ordinary shareholders’ equity.

Operating Income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized gains or losses, after-tax net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts, net realized gains or losses on investments, amortization of intangible assets and certain non-recurring income and expenses, including expenses associated with the Company's operational effectiveness and efficiency program. Operating income in the second quarter of 2018 excluded the make-whole payment associated with the partial redemption of Aspen's 6.0% Senior Notes due 2020. Operating income in the first half of 2017 excluded the issue costs associated with the redemption of Aspen’s 7.401% Perpetual Non-Cumulative Preference Shares.

Aspen excludes the items above from its calculation of operating income because they are either not expected to recur and therefore are not reflective of underlying performance or the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them would distort the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see page 22 of Aspen’s financial supplement for a reconciliation of net income to operating income.

Diluted Book Value per Ordinary Share is not a non-GAAP financial measure. Aspen has included diluted book value per ordinary share as it illustrates the effect on basic book value per share of dilutive securities thereby providing a better benchmark for comparison with other companies. Diluted book value per share is calculated using the treasury stock method, defined on page 21 of Aspen’s financial supplement.

Diluted Operating Earnings per Share and Basic Operating Earnings per Share are non-GAAP financial measures. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. Please see page 22 of Aspen’s financial supplement for a reconciliation of basic earnings per share to diluted and basic operating earnings per share.

Accident Year Loss Ratio Excluding Catastrophes is a non-GAAP financial measure. Aspen believes that the presentation of loss ratios excluding catastrophes and prior year reserve movements supports meaningful comparison from period to period of the underlying performance of the business.  Accident year gross loss ratios excluding catastrophes are calculated by dividing gross losses excluding catastrophe losses and prior year reserve movements by gross earned premiums excluding catastrophe-related reinstatement premiums. Accident year net loss ratios excluding catastrophes are calculated by dividing net losses excluding catastrophe losses and prior year reserve movements by net earned premiums excluding catastrophe-related reinstatement premiums. Aspen has defined catastrophe losses in the six months ended June 30, 2018 as losses associated with Winter Storm Friederike in Europe, and U.K. and U.S. weather-related events. Catastrophe losses in the six months ended June 30, 2017 were defined as losses associated predominantly with a tornado in Mississippi, Cyclone Debbie in Australia and other U.S. weather-related events. Please see pages 11-12 of this release for a reconciliation of loss ratios to accident year loss ratios excluding catastrophes.

Retention Ratio is a non-GAAP financial measure and is calculated by dividing net written premium by gross written premium.